FOR IMMEDIATE RELEASE

Contact:
John H. Dahly
Executive Vice President, Chief
Financial Officer, Secretary and
Treasurer
920-208-4107
Jonathan B. Hoenecke
Vice President of Finance
920-457-4433

FRESH BRANDS REPORTS SECOND QUARTER OPERATING RESULTS
Net Income of $0.2 Million, or $0.04 per Diluted Share, on Increased Sales
Significant Debt Reduction Continues

SHEBOYGAN, WI, August 19, 2005 7:00 A.M. Fresh Brands, Inc. (Nasdaq: FRSH) today released results for its second quarter ended July 16, 2005.

Net sales for the second quarter of 2005 increased to $164,227,000 compared to $163,157,000 for the second quarter of 2004. Income from continuing operations was $195,000, or $.04 per diluted share, for the second quarter of 2005 compared to a loss from continuing operations of $100,000, or $0.02 per diluted share, for the second quarter of 2004. Net income was $195,000, or $0.04 per diluted share, for the second quarter of 2005, compared to a net loss of $2,168,000, or $0.44 per diluted share, for the second quarter of 2004. The net loss for 2004 included the operating losses and the loss on disposal of several corporate stores that were closed or sold in 2004.

For the first two quarters of 2005, net sales were $361,885,000 compared $359,543,000 for the same period in 2004. Income from continuing operations was $406,000, or $0.08 per diluted share, for the first two quarters of 2005 compared to a loss from continuing operations of $798,000, or $0.16 per diluted share, for the same period in 2004. Net income was $406,000, or $0.08 per diluted share, for the first two quarters of 2005 compared to a net loss of $3,862,000, or $0.79 per diluted share, for the first two quarters of 2004. The net loss for the first two quarters of 2004 included the operating losses and loss on disposal of several corporate stores that were sold or closed in 2004, as well as a $136,000 charge related to the adoption of a new accounting principle.

“We are pleased to report significant sales increases in our corporate and franchise stores and improvements in their overall operating results. These improvements resulted in our fourth consecutive profitable quarter since we began the efforts to rationalize our underperforming store base and to reestablish our competitive position in the market that we serve,” said Louis Stinebaugh, Fresh Brands’ President and Chief Operating Officer.

The Company’s comparable store sales performance for the second quarter of 2005 compared to the second quarter of 2004 were as follows:

Comparable store sales increases:
Corporate stores	1.6%
Consolidated franchise stores	0.0%
Other franchise stores	4.2%
Combined corporate and franchised stores	2.7%

“During the second quarter of 2005, we realized excellent sales increases throughout our corporate and franchised Piggly Wiggly stores as a result of our value proposition strategy and improved weekly promotions. We are especially pleased that the sales increases were achieved without impacting our retail gross margins. We believe these results indicate that we are on track with achieving the goals of our pricing and marketing strategy. Sales in our nine corporate Dick’s Supermarkets stores were flat for the quarter as we have not implemented our value proposition strategy throughout those stores. Their impact and the impact of a competitive opening in one of our corporate Piggly Wiggly store markets offset a substantial portion of the sales gain for the corporate store group. In addition, a competitive opening affected sales in two of our consolidated franchise stores that offset the gains for that group of stores,” said Stinebaugh.

“Also during the second quarter of 2005, we facilitated the closure of two underperforming franchise stores that were generating losses for our wholesale segment. In connection with these closures, we recognized $1,048,000 in repositioning charges related to the vacated leases. The benefits of these and previous store closures are beginning to be realized as we report improved operating performance in our corporate and consolidated franchise retail segments and reduced provisions for bad debts in our wholesale segment reflecting improved performance of our franchise stores. We have a few remaining underperforming stores that we continue to review and we will determine appropriate actions to be taken for those locations that are not meeting our performance expectations,” said Stinebaugh.

“We also continued to significantly improve our liquidity during the second quarter. Our operating cash flows remain strong and we continue to carefully manage our working capital levels and our capital expenditures. As a result of the improved operating performance of both the corporate and franchise stores, during the second quarter of 2005 we reduced our borrowings under our credit facility by $6.6 million to $11.0 million and increased our availability under the facility to $20.2 million,” said John Dahly, Fresh Brands’ Executive Vice President and Chief Financial Officer. “While we expect some seasonal increase in our working capital, we expect to further reduce our credit facility borrowings over the second half of 2005.

Following are brief discussions of the results of operations for each of our operating segments.

Wholesale segment

Wholesale sales decreased $2.3 million, or 2.0%, during the second quarter of 2005 and $8.4 million, or 3.2%, for the year-to-date period of 2005 compared to the same periods of 2004. The decreases primarily reflected the impact of closing three franchise stores and six corporate stores since the first quarter of 2004 and selling one corporate store in August 2004. As a partial offset to these decreases, the Company added several new customers during this same time period. In addition, wholesale sales to the Company’s continuing store base increased consistent with the increased sales throughout the corporate and franchised stores.

        For the second quarter, wholesale operating income decreased from $2.5 million in 2004 to $0.7 million in 2005 and the operating margin decreased from 2.1% in 2004 to 0.6% in 2005. For the year-to-date periods, wholesale operating income increased from $3.3 million in 2004 to $4.5 million in 2005 and the operating margin increased from 1.3% in 2004 to 1.8% in 2005. The changes were primarily attributable to the following:

•	The increase to the gross margin and the selling and administrative expense rate was the result of changes to the manufacturer cooperative advertising program and the Company’s promotional activities in connection with the implementation of the value proposition strategy. The changes resulted in increased manufacturer allowances and reduced cost of goods, which have been directed at increased sales of merchandise, and less income used to offset other advertising costs. As a result of these changes, the Company has also significantly reduced its direct funding of retail promotions.

•	Lease exit charges of $1.0 million in the second quarter of 2005 related to the closure of two franchise stores.

•	A $1.3 million lease exit charge related to the closure of one franchise store in the first quarter of 2004.

The provisions for potentially uncollectible franchise receivables were $0.4 million for the second quarter of both 2005 and 2004, and $1.0 million for the year-to-date period of 2005 compared to $1.6 million for the same period in 2004. Each quarter, the Company estimates the provisions for potentially uncollectible franchise receivables based on a review of the underlying financial performance of the franchisees and our expectations for additional actions that may be taken for underperforming stores. During the second quarter of 2005, the Company facilitated the closure of two additional underperforming franchise stores which resulted in the majority of the provision for this period. Without the charges for those two locations, the provision for the second quarter of 2005 reflects significant improvement in the underlying financial performance of the franchise stores during this period.

Corporate retail segment

Corporate retail store sales decreased $5.4 million, or 7.7%, during the first quarter of 2005 and $11.8 million, or 7.6%, during the year-to-date period of 2005 compared to the same periods of 2004. The decreases were primarily the result of the conversion of two corporate stores in September 2004 to franchise ownership and the closure of one of the Company’s Sheboygan area stores in March 2005. The Company’s comparable store increases were 1.6% for the quarter and 0.9% for the year-to-date period, despite competitive impacts that affected several locations.

For the second quarter, corporate retail operating income improved from a $1.6 million operating loss in 2004 to $0.2 million of operating income in 2005 and the operating margin improved to 0.3% in 2005 from (2.3)% in 2004. For the year-to-date periods, corporate retail operating loss improved from a $2.4 million operating loss in 2004 to $1.3 million operating loss in 2005 and the operating margin improved to (0.9)% in 2005 from (1.5)% in 2004. The changes were primarily attributable to the following:

•	Improved gross profits due to the pricing and marketing efforts commenced in November 2004 that resulted in an enhanced sales mix, such as increased sales of non-promoted items and increased sales in the Company’s perishable departments that generally are at higher gross margins.

•	An impairment charge of $1.3 million recognized in the second quarter of 2004 in connection with the conversion to franchise ownership of the two corporate stores.

Franchise retail segment

The Company’s franchise retail segment is comprised of the franchise entities that it is required to consolidate with its own operations primarily because of loans to these entities or loan guarantees for them and their financial condition at the time the loans or loan guarantees were made. The Company’s operating results for the second quarter of 2005 included the results of 21 consolidated franchise stores and the operating results for the second quarter of 2004 included the results for 16 consolidated franchise stores. With continued improvement in operating performance, the Company believes that most, if not all, of these entities can be financially independent entities in the long-term.

Franchise retail sales for the first quarter of 2005 increased $8.6 million, or 31.0%, compared to the first quarter of 2004. The increase was primarily due to the five additional stores included in this consolidated group. Sales of comparable stores were unchanged for the quarter and decreased 1.0% for the year-to-date period as a competitive impact that affected two locations offset gains comparable to the unconsolidated franchise store group. Gross margin for the consolidated franchise stores increased 100 basis points compared to the second quarter of 2004 based on the improved sales mix from the value proposition initiative.

Conference Call Information

Fresh Brands’ management will discuss the items disclosed in this press release in a conference call on August 19, 2005 at 10:00 A.M. CDT (11:00 A.M. EDT). The call can be accessed by dialing 1-800-640-9765 (confirmation number is 12467836; host is Mr. Louis Stinebaugh; company is Fresh Brands, Inc.).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 75 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import.  Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements.  Specifically, forward-looking statements include statements about: (a) the Company’s expectations regarding the anticipated benefits of its new operational focus, particularly its new in-store value proposition and pricing and marketing strategy, including the impact that the new operational focus will have on the Company’s future financial performance and condition, including on net sales and gross profit margins and comparable store sales; (b) the anticipated benefits that the Company’s new in-store value proposition and specific marketing plans and other operating goals will have on the Company’s underperforming corporate and franchised supermarkets and the potential consequences if such anticipated benefits are not realized; (c) the number of expected owned and franchisee supermarket closings in 2005, the amount of charges the Company expects to incur in connection with such supermarket closings and the potential effect that such charges could have on the Company’s future financial performance and condition; (d) the annual savings that the Company expects to realize as a result of the full integration of its Dick’s Supermarkets operations; (e) the anticipated impact that the Company’s new headquarters pricing system will have on its pricing strategy; (f) the Company’s ability to continue to grow its wholesale operations; (g) the Company’s belief that its existing bank credit facility will provide it with sufficient liquidity to meet its normal, expected working capital requirements, planned capital expenditures, and term debt payments for 2005; and (h) the potential that the Company may incur impairment charges for long-lived assets or goodwill and the potential magnitude of such charges.  Such forwardlooking statements are subject to certain risks and uncertainties that may materially adversely affect the Company’s anticipated results.  Such risks and uncertainties include, but are not limited to, the following: (1) the Company realizing the expected benefits of its new in-store value proposition and the likely material adverse consequences to its financial results and condition if  the expected benefits are not realized or are not realized in a timely manner; (2) the possibility that the Company’s vendors may adversely change the terms on which they extend credit to sell products to the Company; (3) the Company’s limited liquidity under its revolving credit facility; (4) the Company’s significant capitalized lease and guarantee amounts; (5) the presence of intense competitive market activity in the Company’s market areas, including competition from warehouse club stores and deep discount supercenters; (6) the cost advantages that many of the Company’s competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (7) the Company’s ability to identify and convert new franchisee stores; (8) the Company’s continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (9) the potential recognition of repositioning and/or other charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company’s retail store operators; (10) the potential recognition of additional charges relating to uncollectible accounts receivable from the Company’s franchise operators; (11) the potential recognition, if the Company is not able to achieve its operating plans for certain of its corporate retail stores, of additional potentially significant impairment charges for long-lived assets or goodwill; and (12) the Company’s costs to continue to comply with the Sarbanes-Oxley Act of 2002.  Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Fresh Brands, Inc.
Consolidated Statement of Operations
(Unaudited)

	For the 12-weeks ended		For the 28-weeks ended
(in thousands, except per share data)	July 16, 2005	July 17, 2004	July 16, 2005	July 17, 2004
Net sales	$164,227	$163,157	$361,885	$359,543
Cost of products sold	127,153	129,762	280,281	283,841

Gross profit	37,074	33,395	81,604	75,702
Selling and administrative expenses	31,457	28,282	70,487	65,640
Repositioning and other impairment charges	1,048	1,314	1,048	2,629
Depreciation and amortization	2,736	2,705	6,418	6,393

Operating income	1,833	1,094	3,651	1,040
Interest expense, net	1,014	853	2,448	2,225
Minority interest in earnings (losses)	497	114	534	64

Income (loss) from continuing operations	323	127	669	(1,249)
before income taxes
Income tax provision (benefit)	128	227	263	(451)

Income (loss) from continuing operations	195	(100)	406	(798)
Discontinued operations	--	(2,068)	--	(2,928)
Cumulative effect of accounting change	--	--	--	(136)

Net income (loss)	$195	$(2,168)	$406	$(3,862)

Earnings (loss) per share - basic:
Income from continuing operations	$0.04	$(0.02)	$0.08	$(0.16)
Loss from discontinued operations	--	(0.42)	--	(0.60)
Cumulative effect of accounting change	--	--	--	(0.03)
Net income (loss)	$0.04	$(0.44)	$0.08	$(0.79)
Earnings (loss) per share - diluted:
Income from continuing operations	$0.04	$(0.02)	$0.08	$(0.16)
Loss from discontinued operations	--	(0.42)	--	(0.60)
Cumulative effect of accounting change	--	--	--	(0.03)
Net income (loss)	$0.04	$(0.44)	$0.08	$(0.79)
Weighted average shares outstanding:
Basic	4,920	4,914	4,920	4,913
Diluted	4,920	4,914	4,920	4,913

Fresh Brands, Inc.
Operating Segment Information
(Unaudited)

	For the 16-weeks ended				For the 28-weeks ended
(in thousands)	July 16, 2005		July 17, 2004		July 16, 2005		July 17, 2004
Sales
Wholesale	$113,662		$115,945		$254,351		$262,755
Corporate Retail	64,603		69,965		144,323		156,155
Franchise Retail	36,423		27,796		74,439		60,331
Intersegment Eliminations
Sales to Corporate Retail	(32,861)		(37,265)		(74,436)		(86,852)
Sales to Franchise Retail	(17,600)		(13,284)		(36,822)		(29,846)

Total	$164,227		$163,157		$361,885		$359,543

Gross Profit
Wholesale	$13,507	11.9%	$11,453	9.9%	$31,603	12.4%	$26,962	10.3%
Corporate Retail	15,192	23.5%	16,056	23.0%	33,393	23.1%	35,921	23.0%
Franchise Retail	8,902	24.4%	6,502	23.4%	17,809	23.9%	14,385	23.8%
Intersegment Eliminations	(527)		(616)		(1,201)		(1,566)

Total	$37,074	22.6%	$33,395	20.5%	$81,604	22.6%	$75,702	21.1%

Operating Profit
Wholesale	$719	0.6%	$2,465	2.1%	$4,545	1.8%	$3,296	1.3%
Corporate Retail	188	0.3%	(1,597)	(2.3)%	(1,303)	(0.9)%	(2,373)	(1.5)%
Franchise Retail	926	2.5%	226	0.8%	409	0.5%	117	0.2%

Total	$1,833	1.1%	$1,094	0.7%	$3,651	1.0%	$1,040	0.3%

Fresh Brands, Inc.
Consolidated Balance Sheets

(Subject to reclassifications)
(in thousands)	(Unaudited) July 16, 2005	January 1, 2005
Assets
Current assets:
Cash and equivalents	$7,028	$5,870
Receivables, net	13,033	16,098
Inventories	36,482	38,172
Other current assets	11,763	12,097

Total current assets	68,306	72,237

Noncurrent receivable under capital subleases	27,857	28,629
Property and equipment, net	30,606	34,299
Property under capital leases, net	38,396	39,463
Goodwill	21,455	21,455
Other noncurrent assets	6,551	6,896

Total assets	$193,171	$202,979

Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$31,513	$32,196
Accrued liabilities	18,903	17,619
Current portion of revolving credit facility	5,000	5,000
Current obligations under capital leases	3,039	2,899
Current maturities of debt	2,894	2,968

Total current liabilities	61,349	60,682

Long-term capital lease obligations	69,816	71,322
Revolving line of credit	6,000	15,300
Other long-term debt	5,915	6,394
Other noncurrent liabilities	1,156	1,082
Minority interests	880	580
Shareholders' investment	48,055	47,619

Total liabilities and shareholders' investment	$193,171	$202,979

Availability under credit facility	$20,199	$9,667

Fresh Brands, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

(Subject to reclassifications)	For the 28-weeks ended
(in thousands)	July 16, 2005	July 17, 2004
Cash flows from operating activities:
Net income (loss)	$406	$(3,862)
Adjustments to reconcile net income to net cash provided
by operating activities:
Provision for doubtful accounts	1,048	1,550
Depreciation and amortization	6,418	6,559
Provisions for store closures	1,048	4,359
Property and equipment impairment charges	--	1,422
Deferred income taxes	(20)	29
Minority interest	534	64
Cumulative effect of change in accounting principles	--	136
Changes in assets and liabilities:
Receivables, net	2,030	(1,044)
Inventories	2,582	5,311
Other current assets	553	(948)
Accounts payable	(683)	(5,167)
Accrued liabilities	184	(1,281)

Net cash flows provided by operating activities	14,100	7,128

Cash flows from investing activities:
Capital expenditures	(1,082)	(3,261)
Acquisition of stores by consolidated franchisees, net of cash	(1,137)	--
Expenditures for land and buildings under development	--	(1,895)
Proceeds from sale of land and buildings under development	--	6,430
Receipt of principal amounts under capital subleases	700	641

Net cash flows (used in) provided by investing activities	(1,519)	1,915

Cash flows from financing activities:
Net change in revolver activity	(9,300)	(650)
Principal payments on capital lease obligations	(1,366)	(1,325)
Principal payments of consolidated franchise debt	(970)	(1,461)
Principal payments on long-term debt	(118)	(191)
Long-term debt proceeds of consolidated franchisees	535	--
Deferred financing costs	--	(512)
Distributions to minority interests	(234)	(159)
Other financing activities	30	148

Net cash flows (used in) provided by financing activities	(11,423)	(4,150)

Cash and equivalents:
Net change	1,158	4,893
Cash of consolidated franchises at beginning of period	--	115
Balance, beginning of period	5,870	1,323

Balance, end of period	$7,028	$6,331